EXHIBIT 99.6
News Release
For further information contact:
Rick D. Riley, President
Investor Relations and Public Relations
FOR IMMEDIATE RELEASE
CITIZENS, INC. ANNOUNCES INCREASED EARNINGS IN THIRD QUARTER
Austin, Texas — November 8, 2007 — Citizens, Inc. (NYSE: CIA) reported net income of $10.6 million or $0.22 per share of Class A common stock for the nine months ended September 30, 2007, compared to net income of $4.6 million, or $0.08 per share of Class A common stock, for the same period in 2006. The increase resulted primarily from higher premiums, lower hurricane-related casualty claims, and the release of a valuation allowance against deferred tax assets.
Total revenues increased 9.1% in the first nine months of 2007 to $123.8 million compared to $113.5 million in the same period of 2006. The increase was due to an increase in new international life insurance premiums, and continued strong persistency in that market. Premium income was $101.8 million for the first nine months of 2007, an 11.7% increase over the same period of 2006, when premiums equaled $91.1 million. Total premiums from the Company’s international market rose to $72.2 million from $62.7 million during the period, an increase of 15.2%. Net investment income increased 7.2% during the first nine months of 2007 to $21.5 million from $20.0 million in 2006. Claims and surrenders decreased from $41.3 million to $40.9 million primarily due to a decrease in claims from Hurricane Katrina somewhat offset by an increase in endowment benefits.
For the three months ended September 30, 2007, the Company earned net income of $4.7 million or $0.10 per share of Class A common stock, compared to $2.8 million or $0.06 per share of Class A common stock for the same period in 2006. The increase in the third quarter income was due primarily to higher premium income and a decrease in hurricane-related casualty claims compared to 2006. Total revenues increased 10.9% to $42.8 million, compared to the same quarter of 2006 when revenues were $38.6 million. Premium income was $35.3 million for the quarter, a 12.3% increase over the same period in 2006 when premiums equaled $31.5 million. Net investment income increased 4.5% in the quarter to $7.4 million from $7.0 million in the third quarter of 2006. Claims and surrenders increased to $13.8 million from $13.1 million.
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     Assets increased to $740.2 million at September 30, 2007, compared to $711.2 million at December 31, 2006. The increase reflected the growth in total investments to $549.3 million at September 30, 2007 compared to $515.1 million at December 31, 2006. Stockholders’ equity increased from $139.6 million at December 31, 2006 to $150.9 million at September 30, 2007, due to income earned during the period as well as a decrease in net unrealized losses in the Company’s bond and stock portfolio. The Company has no direct subprime mortgage or securities risk, as well as no collateralized debt obligations.
Citizens, Inc. will host a conference call to discuss its third quarter and nine-month 2007 operating results. The conference call will be held at 10:00 a.m. Eastern Time on Monday, November 12, 2007, and will be hosted by Rick D. Riley, Vice Chairman and President, and Tom Kopetic, Chief Financial Officer, along with other members of the Citizens, Inc. team.
To participate in the Citizens, Inc. conference call on Monday, November 12, 2007 at 10:00 a.m. Eastern Time, please dial (888) 742-8686 and give confirmation code #9445556. Please call 5-7 minutes before the call is to begin.
About Citizens, Inc.
Citizens, Inc., parent of Citizens, Inc. Financial Group of Companies, is an insurance holding company listed on the New York Stock Exchange under the symbol CIA. The Company plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $7.35 on November 7, 2007.
Additional information is available about the Company on its web site: www.citizensinc.com.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2006 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands except per share amounts)
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Premiums	$101,770	91,107	35,329	31,460
Net investment income	21,485	20,034	7,354	7,040
Realized gains (losses), net	(90)	1,173	42	40
Decrease (increase) in fair value of warrants	(496)	74	(300)	(291)
Other income	1,167	1,068	382	351

Total revenues	123,836	113,456	42,807	38,600

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	40,867	41,314	13,765	13,111
Increase in future policy benefit reserves	23,980	21,953	8,656	7,444
Policyholders’ dividends	4,334	3,822	1,682	1,494

Total insurance benefits paid or provided	69,181	67,089	24,103	22,049
Commissions	26,292	25,820	8,906	8,189
Other underwriting, acquisition and insurance expenses	20,952	21,329	6,728	6,020
Capitalization of deferred policy acquisition costs	(19,482)	(19,126)	(6,576)	(6,112)
Amortization of deferred policy acquisition costs	9,490	8,914	3,010	3,240
Amortization of cost of customer relationships acquired and other intangibles	2,477	2,720	810	889

Total benefits and expenses	108,910	106,746	36,981	34,275

Income before Federal income tax	14,926	6,710	5,826	4,325

Federal income tax expense	4,303	2,114	1,169	1,498

Net income	$10,623	4,596	4,657	2,827

Net income applicable to common stock	$9,106	3,074	4,154	2,319

Basic and diluted earnings per share of Class A common stock	$0.22	0.08	0.10	0.06

Basic and diluted earnings per share of Class B common stock	$0.11	0.04	0.05	0.03

BALANCE SHEETS

	(Unaudited)	December 31,
	September 30,	2006
	2007
Total assets	$740,205	711,184
Total invested assets	$549,316	515,055
Stockholders’ equity	$150,870	139,611